Exhibit 99.1

May 16, 2016

AMERICAN FARMLAND ANNOUNCES FIRST QUARTER 2016 RESULTS

New York, NY, May 16, 2016 – American Farmland Company (NYSE MKT LLC: AFCO) (the “Company”), a specialized real estate investment trust focused on the ownership, acquisition, development and management of a portfolio of diversified, high-quality U.S. farmland, today announced financial and operating results for the quarter ended March 31, 2016.

“During the first quarter, we completed the Sun Dial acquisition, true showpiece permanent crop orchards, which increased our assets by approximately 30%, and which is expected to be accretive to funds from operations.” said Thomas S.T. Gimbel, Chief Executive Officer.  “While we are extremely proud of the high quality farmland portfolio that we have assembled, we are disappointed with the stock price performance of our shares, which have consistently traded at a substantial discount to our NAV since our IPO last year.  We believe our NAV reasonably reflects the value of our properties and, accordingly, we recently announced the commencement of a review of strategic alternatives aimed at enhancing shareholder value.  We are in the early stages of this review and look forward to reporting back to shareholders once our Board of Directors has completed the review or has otherwise approved a specific action.”

Highlights and Recent Activity Include

•

Generated Adjusted Funds from Operations (AFFO) attributable to the Company of $0.04 per diluted share for the quarter ended March 31, 2016 as compared to $0.08 per diluted share for the quarter ended March 31, 2015;

•	Reported total operating revenues of $2.4 million for the quarter ended March 31, 2016 as compared to $2.3 million for the quarter ended March 31, 2015;
•

Reported net operating income (NOI) of $3.1 million for the quarter ended March 31, 2016 as compared to $1.9 million for the quarter ended March 31, 2015, with the increase being primarily due to cash rents received for the portion of the 2015/2016 crop season which commenced in advance of the lease commencement dates for the Sun Dial properties (defined below), which rents are being recognized as operating revenues on a straight-lined basis over the respective lease terms;

•

Generated same-property operating revenues of $1.5 million for the quarter ended March 31, 2016 as compared to $2.3 million for the quarter ended March 31, 2015, due primarily to lower participating rent from the Golden Eagle Ranch which as previously disclosed stems from lower 2015 production yield and lower almond prices;

•

Completed the previously announced acquisition of a portfolio of mature permanent crop properties (the “Sun Dial properties” or “Sun Dial acquisition”) aggregating to four mature permanent crop farms comprising 2,186 gross acres and 1,718 net plantable acres for a gross purchase price of $63.5 million, excluding transaction costs;

•

Declared and paid a cash dividend of $0.0625 per share on the common stock of the Company and a quarterly cash distribution of $0.0625 per unit on the operating partnership units of American Farmland Company L.P. for the first quarter of 2016; and

•

Announced that the Company has retained Citigroup Global Markets Inc. and Raymond James & Associates, Inc. to assist in conducting a review of strategic alternatives to enhance shareholder value, which may include, among other potential actions, joint venture arrangements, a merger of the Company, or a sale of all or part of the Company and/or its assets.

Financial and Operating Highlights

AFFO attributable to the Company was $0.6 million, or $0.04 per diluted share, for the first quarter of 2016, as compared to $0.9 million, or $0.08 per diluted share, for the first quarter of 2015.  AFFO attributable to the Company for the first quarter of 2016 includes an add-back to Funds from Operations (FFO) of a $1.3 million straight line rent adjustment, primarily related to the cash rents received for the portion of the 2015/2016 crop season which commenced in advance of the lease commencement dates for the Sun Dial properties, which rents are being recognized as operating revenues on a straight-lined basis over the respective lease terms.  The Sun Dial properties are predominantly comprised of fresh citrus varieties and almonds which have different crop seasons around which base rental payments are set. The crop year for the citrus farms is from July of one year through June of the following year, and the crop year for the almond farms is from December of one year through November of the following year.

Net loss attributable to the Company was $(1.9) million, or $(0.12) per diluted share, for the first quarter of 2016, as compared to net income of $0.3 million, or $0.03 per diluted share, for the first quarter of 2015.  The net loss was impacted by higher depreciation due to the larger depreciable asset base and higher professional fees and general and administrative expenses associated with operating as an independent public company as compared to the prior year quarter.

Total operating revenues for the first quarter of 2016 were $2.4 million, an increase of $0.1 million or 4.2%, as compared to the first quarter of 2015.  The increase in total operating revenues over the prior year quarter was primarily due to higher fixed rent in the incremental amount of $0.7 million largely driven by new leases at properties acquired during the first quarter of 2016 (the Sun Dial properties which includes Cougar Ranch, Cheetah Ranch, Puma Ranch and Lynx Ranch) and the third quarter of 2015 (the second and smaller tranche of Golden Eagle Ranch and Kingfisher Ranch), higher real estate tax recoveries in the amount of $0.1 million, which increases were largely offset by $0.7 million of lower participating rent driven primarily by the first tranche of Golden Eagle Ranch.

As the Company previously disclosed, Golden Eagle Ranch generated strong participating revenues in 2015 due to the strength of its 2014 crop production as well as high almond prices throughout the majority of 2015 when the 2014 crop was sold by the tenant.  However, the 2015 crop production at Golden Eagle Ranch was significantly lower than its 2014 crop production due to poor growing conditions.  Lower 2015 farm production combined with a decline in almond prices is expected to result in substantially lower participating rents from Golden Eagle Ranch for the full year 2016 than were recorded in 2015, as occurred in the first quarter of 2016.  Due to the year over year decline in participating rents expected from Golden Eagle Ranch during 2016, the Company continues to expect 2016 total operating revenues generated from same-property farms to be lower in 2016 than in 2015.

Revenues from participating leases exhibit variability from year to year and are therefore subject to seasonality in the timing of recognition as well as the amount of participating revenues to be recognized, due to fluctuating crop prices, variable production yields (subject to weather conditions and the alternate bearing nature of certain crops, among other factors), the timing of crop harvests and crop sales, contracts for minimum price guarantees and any applicable crop insurance claims (settlement amounts and timing of settlements).  Variability in crop revenues from year to year is common in the farming industry, and we therefore expect variability in the Company’s participating rents to continue as long as we continue to use participating lease types.

Total operating revenues for the Company’s same-property farms were $1.5 million for the quarter ended March 31, 2016, a decrease of $0.8 million, or 33.5%, from $2.3 million for the quarter ended March 31, 2015.  The same-property portfolio includes only farms owned by the Company for the entirety of both periods presented, which included all farms except for the Sun Dial properties acquired during the first quarter of 2016 (Cougar Ranch, Cheetah Ranch, Puma Ranch and Lynx Ranch) and the properties acquired during the third quarter of 2015 (the second tranche of Golden Eagle Ranch and Kingfisher Ranch).  The decrease in same-property total operating revenues was primarily due to $0.7 million of lower participating rent driven by lower participating rent from the first tranche of Golden Eagle Ranch as previously discussed, as well as lower fixed rent in the amount of $0.1 million driven by lower fixed rent at several properties where leases were restructured to have lower fixed rent but higher participating components as well as two of the Company’s commodity row crop farms which experienced lease renewals at lower rates.

NOI for the first quarter of 2016 was $3.1 million, an increase of $1.2 million as compared to the first quarter of 2015.  The increase in NOI over the prior year quarter was primarily due to the cash rents received for the portion of the 2015/2016 crop season which commenced in advance of the lease commencement dates for the Sun Dial properties, which rents are being recognized as operating revenues on a straight-lined basis over the respective four and five year terms of these leases, but which is included in the reconciliation from net income attributable to the Company to NOI through a $1.3 million straight line rent adjustment.  As detailed in the “Non-GAAP Financial Measures” section below, the Company’s definition of NOI, which is intended to reflect a “cash basis” net operating income, includes the impact of the advance cash rents received from the Sun Dial properties, which for generally accepted accounting principles (GAAP) purposes will be recognized on a straight-lined basis over the lease terms.

All of the Company’s non-development farms were under lease as of March 31, 2016.

See “Non-GAAP Financial Measures” for definitions of FFO, Core FFO, AFFO, NOI and NAV and the financial tables accompanying this press release for reconciliations of net income to FFO, Core FFO, AFFO and NOI and of NAV to Company stockholders’ equity.

Development Activities

The development of Blue Cypress Farm, located in Brevard County, Florida, was substantially completed and a lease was executed during the first quarter of 2016 with a tenant for the 2016 crop season with a first commercial crop expected later in 2016.  As a result, Blue Cypress Farm was reclassified to the specialty/vegetable row crop segment for the first quarter of 2016.

The Company had five farms in development as of March 31, 2016.  Operating loss from development farms was $0.1 million for the first quarter of 2016.  In the normal course of its strategic review of properties, the Company regularly evaluates the possibilities to recycle capital currently deployed in certain of its non-yielding development farms into new income-yielding acquisitions.

Investing Activities

On January 27, 2016, wholly-owned subsidiaries of the Company completed the previously announced Sun Dial acquisition comprising approximately 2,186 gross acres and approximately 1,718 net plantable acres for a combined purchase price of $63.5 million excluding transaction costs ($65.0 million including transaction costs), from Sun Dial Farms, LLC and its affiliates (the “Sellers”).  The acquisition substantially increased the Company’s farmland assets by approximately 30%. The properties are located across multiple counties in California, each with its own on-site well(s) and / or surface water, and are being operated as four distinct farms (Cougar Ranch, Cheetah Ranch, Puma Ranch and Lynx Ranch), with properties grouped into a particular farm based on crop type and location. Crops planted include almonds, lemons, mandarins and several other fresh citrus varieties as well as a small planting of prunes.

The properties were previously owner-occupied and, as a result, do not have a prior leasing history. Upon closing, the Company entered into four separate participating leases with affiliates of the Sellers, which are expected to provide a blended first year fixed base rent yield of approximately 5% of the purchase price, with the potential for additional income from formulaic participation in the crop revenue above a fixed threshold and with the base rent and fixed threshold each having annual escalators. Affiliates of the Sellers are also the tenants on the Company’s Golden Eagle Ranch property.  The acquisition was funded from cash on hand and additional borrowings under the Company’s existing revolving credit facilities.

Financing Activities

During the first quarter of 2016, the Company drew on its existing revolving credit facilities to partially fund the purchase price of the Sun Dial acquisition.  As of March 31, 2016, approximately $81 million was outstanding under such revolving credit facilities.  Each of the Company’s four secured revolving credit facilities, which have maturities between January 2019 and January 2021, provides for a drawn borrowing cost of 3-month London Interbank Offered Rate plus 130 basis points (approximately 1.93% as of March 31, 2016) and may be prepaid at any time without penalty to the Company.  The Company believes it is in compliance with the covenants of its credit facilities.

Quarterly Dividends

On March 2, 2016, the Board of Directors of the Company approved and declared a quarterly cash dividend of $0.0625 per share on the common stock of the Company and a quarterly cash distribution of $0.0625 per unit on the units of limited partnership interest of American Farmland Company, L.P. for the first quarter of 2016.  The dividend was paid on March 31, 2016 to stockholders of record of the Company at the close of business on March 21, 2016.  The distribution was paid on March 31, 2016 to unitholders of record of American Farmland Company, L.P. at the close of business on March 21, 2016.

FOR ADDITIONAL INFORMATION

For additional information about the Company, please see the “Investor Relations” section of American Farmland Company’s website at www.americanfarmlandcompany.com.

ABOUT AMERICAN FARMLAND COMPANY

American Farmland Company is an internally managed real estate investment trust and a Maryland corporation focused on owning and acquiring a diversified portfolio of high-quality farmland, consisting of mature permanent, specialty/vegetable row and commodity row crop farms, as well as farmland development, located in select major agricultural regions throughout the United States. As of the date of this release, the Company’s portfolio consists of 22 farms located on both coasts as well as in the Corn Belt and the Delta regions and consists of approximately 18,322 gross acres of farmland, with more than 21 major crop types (approximately 40 when including crop varieties).  The Company typically consolidates farms in the same area and crop types into a single financial unit for reporting purposes although they may not be contiguous land parcels.

NON-GAAP FINANCIAL MEASURES

The Company believes FFO, Core FFO, AFFO, NOI and NAV are non-GAAP financial measures that investors may find useful as key supplemental measures of its performance. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, and stockholders’ equity.  Further, these non-GAAP financial measures as calculated by the Company may not be comparable to how other companies define and calculate such terms.

FFO attributable to the Company

The Company believes FFO attributable to the Company is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular, REITs.  The Company calculates FFO attributable to the Company in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT).  NAREIT defines Funds From Operations (FFO) as net income (loss) computed in accordance with generally accepted accounting principles (GAAP),  excluding gains (or losses) from sales of depreciated real estate assets, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures in which the reporting entity holds an interest. The Company believes that net income attributable to the Company is the most directly comparable GAAP measure to FFO attributable to the Company. FFO attributable to the Company, however, does not represent an alternative to net income attributable to the Company as an indicator of the Company’s performance or “Cash Flows from Operating Activities” as determined by GAAP as a measure of the Company’s capacity to fund cash needs, including the payment of dividends.

Management presents FFO attributable to the Company as a supplemental performance measure because it believes that FFO attributable to the Company is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from sales of depreciable operating farms, which do not relate to or are not indicative of operating performance, FFO attributable to the Company provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Management also believes that, as a widely recognized measure of the performance of REITs, FFO attributable to the Company will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.  However, other equity REITs may not calculate FFO attributable to the Company in accordance with the NAREIT definition as does the Company, and, accordingly, the Company’s FFO attributable to the Company may not be comparable to such other REITs’ FFO attributable to the Company.

Core FFO attributable to the Company and Adjusted FFO (AFFO) attributable to the Company

The Company calculates Core FFO attributable to the Company by adding back to FFO attributable to the Company (i) performance fees payable to related parties (which ceased following the Internalization Transaction), (ii) acquisition-related expenses (or due diligence costs incurred in non-consummated transactions), and (iii) other income and expense items considered to be one-time in nature (including the expense related to the Company’s Internalization Transaction incurred concurrent with the Offering).  The Company calculates AFFO attributable to the Company by adding back to Core FFO attributable to the Company (i) amortization of deferred financing costs, (ii) stock-based compensation expense, (iii) non-real estate depreciation and amortization expense, if any (iv) straight line rent adjustments, and (v) above and below market lease amortization adjustments.

Management believes Core FFO attributable to the Company and AFFO attributable to the Company are important supplemental measures of operating performance because they are measures of cash flow available for stockholders and measures that can be analyzed in conjunction with the ability to pay dividends. The Company is required in certain instances to expense costs for GAAP purposes related to acquiring farms, such as the acquisition fee paid to its agricultural sub-adviser, and legal, professional and other fees (including transfer taxes in some cases) associated with closing the purchase of each property, which do not correlate with the ongoing operations of its existing properties. In addition, the amortization of costs to obtain financing is a non-cash expense item, as is stock-based compensation expense.  The Company believes that net income attributable to the Company is the most directly comparable GAAP measure to Core FFO attributable to the Company and AFFO attributable to the Company.  Core FFO attributable to the Company and AFFO attributable to the Company, however, do not represent alternatives to net income attributable to the Company as an indicator of the Company’s performance or “Cash Flows from Operating Activities” as determined by GAAP as a measure of the Company’s capacity to fund cash needs, including the payment of dividends.  Other equity REITs may not calculate Core FFO attributable to the Company and AFFO attributable to the Company as does the Company, and, accordingly, the Company’s Core FFO attributable to the Company and AFFO attributable to the Company may not be comparable to such other REITs’ calculations of these measures.

Net Operating Income (NOI)

Management believes NOI provides useful information to investors regarding the Company’s results of operations because it reflects only those income and expense items that are incurred at the property level and when compared across periods reflects the impact on operations from trends in occupancy, rental rates, including participating rents, property operating costs and acquisition and disposition activity, on an unleveraged basis and excluding general and administrative overhead costs.  Management believes that net income attributable to the Company is the most directly comparable GAAP measure to NOI, which, to calculate NOI, is adjusted to add back net income attributable to non-controlling interests, income tax expense, loss or gain on sale of assets, other expense (principally interest expense), depreciation, straight line rent adjustments, amortization of acquired above and below market lease intangibles, management and performance fees-related party, acquisition-related expenses (or due diligence costs on non-consummated transactions), professional fees (excluding incurred at the property operating level), sub-advisory fees, and general and administrative expenses.  However, NOI should only be used as a supplemental measure of the Company’s financial performance and does not represent an alternative to net income attributable to the Company as an indicator of the Company’s performance or “Cash Flows from Operating Activities” as determined by GAAP.  Other REITs may use different methodologies for calculating NOI and, accordingly, the Company’s NOI may not be comparable to other REITs.

Net Asset Value (NAV) per share

The Company estimates the fair value of its farms based on appraised value, expressed in terms of net asset value (NAV).  NAV is calculated as stockholders’ equity of the Company, as adjusted for the increase or decrease in fair value of the portfolio attributable to the Company, and then divided by the Company’s total common shares outstanding.  For purposes of determining the adjustment between the investment in real estate on a GAAP basis and on a fair value basis, all of the costs associated with the acquisition of all properties were added to the cost thereof (irrespective of whether the acquisition was treated as a business combination or not), and no effect was given to straight-lining rental income. In addition, all capital expenditures and development costs post-acquisition are capitalized and thereafter added to the cost of all of the properties, and included in net book value, for purposes of the fair value analysis. Management presents NAV as a supplemental non-GAAP measure because it believes that NAV is beneficial to investors in measuring whether the company’s investments in real estate have appreciated in value, in aggregate, since their respective dates of acquisition. The Company believes that stockholders’ equity of the Company is the most directly comparable GAAP measure to NAV. Due to possible differences in the calculation or application of the definition of NAV, including the reliance on independent, third-party appraisers in determining fair value, a comparison of the Company's NAV to similar measures utilized by other REITs may not necessarily be meaningful.

In determining the fair value of the investments in real estate, the Company has historically relied on independent third-party appraisal firms that employ a certified appraiser with local knowledge and expertise who is certified as either an A.R.A. or M.A.I. appraiser or state certified as a Certified General Real Estate Appraiser or a Certified General Appraiser and who performed their formal appraisals as of December 31 in each calendar year for each property (except as noted below). The Company’s independent auditors have not audited or reviewed these appraisals. Properties that were purchased in the fourth quarter of any calendar year were not appraised until December 31 of the calendar year end following the year of acquisition. Until first appraised, such properties were valued at cost. Each full appraisal was prepared in conformity with the Uniform Standards of Professional Appraisal Practice and utilized at least one of the following three approaches to value:

(i)	the cost approach, which establishes value by estimating the current costs of reproducing the improvements (less loss in value from depreciation) and adding land value to it;
(ii)	the income capitalization approach, which establishes value indicated by the subject property's net earning power based on the capitalization of income; and/or
(iii)	the comparable sales approach, which establishes value indicated by recent sales of comparable properties in the market place,

with each approach leading to a final opinion of the appraised value of the subject property by the appraiser. The income capitalization approach is very sensitive to the final capitalization rate chosen, with small changes in the capitalization rate resulting in significant changes in market value. Factors considered during the land valuation process utilized for the comparable sales approach, include, among others, prominence of location, size, shape, availability of utilities, zoning, topography, property rights, financing, property improvements, market conditions and land use mix. Though the three approaches are interrelated and one or more of the approaches may be selected by the appraiser depending on applicability, generally in the appraisal of agricultural property, the comparable sales approach is most often utilized. In the case of our development properties, the cost approach tends to be more frequently relied upon due to the lack of (i) income (as the properties are under development and are not bearing crops that generate commercial income) and (ii) comparable sales of cropland farms undergoing development (sales are typically either of raw land or of mature farms), and in the early years of development until the farm is producing a commercially viable crop, despite the potentially significant capital expenditures, development properties are often compared to raw land, which may significantly undervalue the property.  While management believes that values presented fairly reflect current market conditions, such values are subjective and are based on assumptions, judgments and estimates that are dependent upon market conditions that are subject to change without notice and, therefore, may prove to be inaccurate.  Such inaccuracies may have a material impact on the Company’s overall portfolio valuation.  The value of each property will ultimately be determined by the timing of, and market conditions that exist upon, the disposition of each property.

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements include, without limitation, statements concerning projections, predictions, expectations, estimates, or forecasts as to the Company’s business, financial or operational results, and future economic performance, as well as statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts.  The words “may,” “believe,” “estimate,” “expect,” “intend,”  “plan,” “predict,” “project,” “forecast,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions or their negatives, as well as statements in future tense, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  The Company may not actually identify any viable strategic alternatives, execute any strategic alternative, or achieve the plans, intentions or expectations (including enhancing shareholder value) disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future performance, taking into account all information available at the time those statements are made or management’s good faith belief as of that time with respect to future events and, accordingly, actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements.  Estimates of the Company’s value, such as net asset value (NAV), are based on a variety of assumptions and there can be no assurances that such estimates will prove accurate.  Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic, business and financial conditions, the Company’s business strategy and leverage, the Company’s ability to identify and implement any viable strategic alternatives, generate sufficient cash flow to service outstanding indebtedness, the Company’s ability to obtain outside financing, availability, terms and deployment of capital, general volatility of the capital markets and the market price of the Company’s common stock, industry, interest rates or the general economy, degree and nature of competition, risks generally associated with real estate acquisitions, dispositions and development, the Company’s ability to identify farms to acquire and to complete acquisitions, the Company’s ability to effectively manage growth, the ability of the Company’s tenants to successfully manage their business and pay contractual rents when due, the variability in revenues relating to participating rent from crop yields, crop prices, the timing of payments or other factors, regulatory and tax law changes and other risk factors, including those detailed in the sections of the Company’s most recent 10-K and other filings with the SEC titled “Risk Factors”.  Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason after this date to conform these statements to actual results or changes in the Company’s expectations.

AMERICAN FARMLAND COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS:
Investments in real estate—net	$236,490,722	$171,342,731
Cash and cash equivalents	6,481,725	14,518,788
Rent receivable	1,022,069	1,766,254
Deferred financing costs, net	527,731	558,992
Other assets	665,126	2,099,336
Total assets	$245,187,373	$190,286,101
LIABILITIES AND EQUITY:
LIABILITIES:
Borrowings under credit facilities	$80,950,000	$27,200,000
Accrued expenses and other liabilities	3,661,381	2,377,305
Legacy performance fee payable to Agricultural Sub-Adviser	1,106,307	1,106,307
Unearned rent	4,091,373	834,858
Total liabilities	89,809,061	31,518,470
Commitments and contingencies
EQUITY:
Common stock, $0.01 par value—300,000,000 shares authorized; 16,921,897 shares issued and outstanding at March 31, 2016 and 16,890,847 shares issued and outstanding at December 31, 2015	169,219	168,908
Additional paid-in-capital	150,033,027	149,846,969
Accumulated deficit	(20,646,612)	(17,644,793)
Company stockholders’ equity	129,555,634	132,371,084
Non-controlling interests in operating partnership	25,822,678	26,396,547
Total equity	155,378,312	158,767,631
Total liabilities and equity	$245,187,373	$190,286,101

AMERICAN FARMLAND COMPANY AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,
	2016	2015
OPERATING REVENUES:
Fixed rent	$2,081,832	$1,370,894
Participating rent	136,788	822,061
Recovery of real estate taxes	183,472	116,391
Other income	23,750	18,050
Total operating revenues	2,425,842	2,327,396
OPERATING EXPENSES:
Depreciation	954,831	443,980
Management and performance fees—related party	—	689,145
Property operating expenses	585,108	440,242
Due diligence costs on non-consummated transactions	136,862	—
Professional fees	394,249	99,181
Sub-advisory fees	646,072	—
General and administrative expenses	1,609,405	65,015
Total operating expenses	4,326,527	1,737,563
OPERATING (LOSS) INCOME	(1,900,685)	589,833
Interest income	(872)	(546)
Interest expense and financing costs	372,598	95,860
Total other expense	371,726	95,314
(LOSS) INCOME BEFORE LOSS ON SALE OF ASSETS	(2,272,411)	494,519
Loss on sale of assets	(7,258)	—
(LOSS) INCOME BEFORE INCOME TAXES	(2,279,669)	494,519
Income tax provision	34,053	79,832
NET (LOSS) INCOME	(2,313,722)	414,687
Less net (loss) income attributable to non-controlling interests	(369,522)	128,757
NET (LOSS) INCOME ATTRIBUTABLE TO THE COMPANY	$(1,944,200)	$285,930
(LOSS) EARNINGS PER WEIGHTED AVERAGE COMMON SHARE:
Basic and diluted	$(0.12)	$0.03
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic and diluted	16,901,083	10,890,847

Reconciliation of Net Income Attributable to the Company to FFO, Core FFO and AFFO Attributable to the Company

The following table sets forth a reconciliation of FFO attributable to the Company, Core FFO attributable to the Company and AFFO attributable to the Company to net income attributable to the Company, the most directly comparable GAAP equivalent, for the periods presented.

	For the Three Months Ended March 31,
	2016	2015
Net (loss) income attributable to the Company	$(1,944,200)	$285,930
Loss on sale of assets	7,258	—
Depreciation	954,831	443,980
Non-controlling interests' share of above adjustments	(155,950)	(76,243)
FFO attributable to the Company	(1,138,061)	653,667
Weighted average shares	16,901,083	10,890,847
FFO attributable to the Company per share	$(0.07)	$0.06

FFO attributable to the Company	(1,138,061)	653,667
Performance fees—related party(1)	—	276,858
Due diligence costs on non-consummated transactions	136,862	—
One-time expenses(2)	335,070	—
Non-controlling interests' share of above adjustments	(76,498)	(36,416)
Core FFO attributable to the Company	(742,627)	894,109
Weighted average shares	16,901,083	10,890,847
Core FFO attributable to the Company per share	$(0.04)	$0.08

Core FFO attributable to the Company	$(742,627)	$894,109
Amortization of deferred financing costs	33,938	14,561
Straight line rent adjustment(3)	1,275,573	1,999
Stock based compensation expense	283,913	—
Non-controlling interests' share of above adjustments	(258,286)	(2,844)
AFFO attributable to the Company	592,511	907,825
Weighted average shares	16,901,083	10,890,847
AFFO attributable to the Company per share	$0.04	$0.08

(1)

The Company’s prior external advisor previously received performance allocations, which are referred to as performance fees.  Upon the consummation of the Internalization Transaction and concurrent with the Offering, these fees were no longer payable.

(2)	Includes recruitment fees and compensation expenses (whereby the Company paid for incentive compensation forgone with a prior employer) incurred in the hiring of an executive.
(3)

For the three months ended March 31, 2016, includes the straight-line rent adjustment related to the cash rents received for the portion of the 2015/2016 crop season which commenced in advance of the lease commencement dates for the Sun Dial properties, which rents are being recognized as operating revenues on a straight-lined basis over the respective lease terms.  The Company received $1.9 million of cash rents from the four Sun Dial properties during the first quarter of 2016 and recorded GAAP fixed rent operating revenues of $0.6 million for these four properties.

Reconciliation of Net Income Attributable to the Company to NOI

The following table sets forth a reconciliation of NOI to Net Income Attributable to the Company, the most directly comparable GAAP equivalent, for the periods presented.

	For the Three Months Ended March 31,
	2016	2015
Net (loss) income attributable to the Company	$(1,944,200)	$285,930
Net (loss) income attributable to non-controlling interests	(369,522)	128,757
Income tax provision	34,053	79,832
Loss on sale of assets	7,258	—
Total other expense	371,726	95,314
Operating (loss) income	(1,900,685)	589,833
Depreciation	954,831	443,980
Straight line rent adjustment(1)	1,275,573	1,999
Management and performance fees—related party	—	689,145
Due diligence costs on non-consummated transactions	136,862	—
Professional fees(2)	384,764	97,453
Sub-advisory fees	646,072	—
General and administrative expenses	1,609,405	65,015
NOI	$3,106,822	$1,887,425

(1)

For the three months ended March 31, 2016, includes the straight-line rent adjustment related to the cash rents received for the portion of the 2015/2016 crop season which commenced in advance of the lease commencement dates for the Sun Dial properties, which rents are being recognized as operating revenues on a straight-lined basis over the respective lease terms.  The Company received $1.9 million of cash rents from the four Sun Dial properties during the first quarter of 2016 and recorded GAAP fixed rent operating revenues of $0.6 million for these four properties.

(2)	Excludes professional fees incurred at the property operating level.

Reconciliation of Net Asset Value (NAV) per Share to Company Stockholders’ Equity

The following table provides a reconciliation of Net Asset Value (NAV) per fully diluted share to Company stockholders’ equity as of December 31, 2015.

As of December 31, 2015
Company stockholders' equity	$132,371,084
Revaluation adjustment attributable to the Company(1)	37,419,678
Company stockholders' equity determined on the basis of fair value(2)	169,790,762
Number of fully diluted common shares outstanding	16,890,847
NAV per share(3)	$10.05

(1)

Represents the difference between the appraised value of each property and its net book value, after accumulated depreciation and after adding back any acquisition‑related expenses that were expensed. The revaluation adjustment attributable to the Company excludes the portion attributable to non‑controlling interests.

(2)	Increases in fair value are primarily driven by changes in independent third‑party appraisals, additional development costs and acquisition‑related expenses.
(3)

Net of cumulative dividends paid.  The estimated NAV per share following the Offering and giving effect to the $2.52 per share dilutive effect of the Offering and Internalization Transaction was $9.64 per share.

American Farmland Company

10 East 53rd Street

New York, NY 10022

(212) 484-3000

www.americanfarmlandcompany.com

For additional information contact:

Lindsey Sichel or Andreas Spitzer